AIR COMMUNITIES ANNOUNCES CIO TRANSITION
Denver, Colorado, August 30, 2023 – Apartment Income REIT, Corp. (“AIR,” “AIR Communities,” or the “Company”) announced today that John McGrath, Executive Vice President of Strategy, Capital Allocation, and Co-Chief Investment Officer will leave the Company effective September 30, 2023. Josh Minix, Executive Vice President and Co-Chief Investment Officer since 2021, will take sole responsibility for AIR’s investment function effective that same date.
Terry Considine, AIR’s CEO, thanked Mr. McGrath for his many contributions to AIR. “John is returning to pursue personal entrepreneurial opportunities. John and Josh led a substantial upgrade to the AIR portfolio. I expect the transition to Josh to be seamless. Josh has been co-CIO for the past two years and has a proven ability to source and underwrite investments that use AIR’s comparative advantage in property operations to produce above average investment returns.”
Mr. Minix joined AIR in 2021 as Executive Vice President and Co-Chief Investment Officer and with 10 years as a real estate investment professional: three years as an Investment Manager with Partners Group (2019-21), sourcing investments totaling more than $4 billion; and seven years as a managing director at Avesta Communities (2012-19). He is a graduate of Harvard Law School and earned his undergraduate degree at George Mason University.
About AIR Communities
Apartment Income REIT Corp (NYSE: AIRC) is a publicly traded, self-administered real estate investment trust (“REIT”). AIR’s portfolio comprises 73 communities totaling 25,739 apartment homes located in 10 states and the District of Columbia. AIR offers a simple, predictable business model with focus on what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge is a durable operating advantage in driving organic growth, as well as making possible the opportunity for excess returns for properties new to AIR’s platform. For additional information, please visit aircommunities.com.
Contacts
Matthew O’Grady
Senior Vice President, Capital Markets
(303) 691-4566

Mary Jensen
Head of Investor Relations
(303) 691-4349
investors@aircommunities.com